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                                                                 Exhibit (8)(f)

           Fund/SERV Supplement to the Fund Participation Agreement

   This Fund/SERV Supplement (the "Supplement") to the Fund Participation Agreement is made effective March 1, 2014 by and among Pruco Life Insurance Company ("Company"), JPMorgan Insurance Trust ("Trust"), J.P. Morgan Investment Management Inc. ("Adviser") and JPMorgan Funds Management, Inc.
("Administrator").

   WHEREAS, the Company, the Trust, the Adviser and the Administrator are parties to a Fund Participation Agreement dated December 31, 2007, as amended from time to time (the "Agreement"), that permits the Company to utilize the Trust as an investment vehicle for certain variable insurance products;

   WHEREAS, JPMorgan Distribution Services, Inc. ("JPMDS") serves as distributor of the Trust pursuant to a Distribution Agreement between JPMDS and the Trust;

   WHEREAS, the Company and JPMDS are members of the Depositary Trust Clearing Corporation ("DTCC") or otherwise have access to the DTCC's Fund/SERV system and the Fund/SERV system permits the transmission of shareholder trade data as well as trade settlement between the Company and the Trust;

   WHEREAS, Article 2 of the Agreement contains provisions governing purchases and sales of shares of the Trust by the Company for the Accounts governed by the Agreement; and

   WHEREAS, the parties to the Agreement desire to supplement the provisions of
Article 2 of the Agreement to permit the purchase and sale of shares of the Trust electronically through the Fund/SERV system.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, the Adviser and the Administrator hereby agree as follows:

   1) Article 2: Trust Shares is supplemented to include the below disclosure at the end of the Article:

      2.12 Use of Fund/SERV . The Company may place and the Trust or its designee may receive orders for Shares of the Portfolios using the DTCC's Fund/SERV system. In effecting transactions through the DTCC's Fund/SERV system, the parties hereto hereby agree to abide by the terms of this Supplement and all applicable DTCC rules and procedures, including those relating to placing orders, timing, settlement and payment through the Fund/SERV system. In the event of a conflict between the terms of this Supplement and the DTCC rules and procedures, the terms of this Supplement shall govern.

      2.13 Order Procedures . Orders for purchase and redemption will be executed at the net asset value next computed after receipt by the Trust or its designee of

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   such order. For purposes of this Section 2.13, the Company shall be the designee of the Trust for receipt of purchase and redemption orders from the Account and receipt by such designee shall constitute receipt by the Trust; provided that the Company complies with all applicable DTCC rules and procedures. The Company shall communicate to the Trust, by Fund/SERV, the purchase orders and redemption orders for each Account received by 4:00 p.m. Eastern time on Day 1 by no later than the NSCC's Defined Contribution Clearance & Settlement ("DCC&S") Cycle 8 on the following Business Day ("Day 2").

   For the avoidance of doubt, orders received in proper form by the Company after the close of trading (currently 4:00 p.m. Eastern Time or such earlier time at which the applicable Portfolio closes) on any given Business Day shall be treated as if received on the next following Business Day.

      2.14 Information Relating to Fund/SERV Transactions . Any information provided by the Trust or its designee to the Company electronically through Fund/SERV and pursuant to this Supplement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Trust has the informed consent of the Company to suppress the delivery of this information using paper-media. The Company will promptly verify the accuracy of confirmations of transactions and records received by the Trust or its designee through Fund/SERV.

   2) Article 6: Representations and Warranties is supplemented to include the below disclosure at the end of the Article:

      6.10 Representations and Warranties for DTCC Transactions. The Trust and the Company each represents and warrants that:

          (a) it or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Supplement and as otherwise established by the DTCC in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including DTCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Trust's Portfolios;

          (b) it or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Supplement;

          (c) all trades, confirmations and other information provided by one party to the other party through Fund/SERV and pursuant to this Supplement shall be accurate, complete and, in the format prescribed by the DTCC. Each party either itself or through its designee shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by such party; and

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          (d) If applicable, it or its designee has duly executed and delivered the Standard Networking Agreement, has filed such Agreement with the DTCC and, to the extent the parties participate in Networking, each shall do so pursuant to such Standard Networking Agreement and the DTCC's rules and procedures.

   3) Definition of Terms . Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Agreement.

   4) Effect on Agreement . The purpose of the Supplement is to supplement and not to modify the provisions of the Agreement; provided, however, that this Supplement shall supersede any terms of the Agreement that are inconsistent with those of this Supplement and shall be deemed to amend the Agreement to the extent necessary to give full force and effect to the terms of this Supplement. Other than as amended hereby, the Agreement remains in full force and effect.

   5) Termination . The Trust or Company may terminate this Supplement at any time by 30 days' advance written notice to the other party, but such termination shall not terminate the Agreement nor shall it affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Supplement. In addition, the indemnities given under the Agreement, including indemnities arising in connection with this Supplement, shall survive termination of this Supplement.

   6) Amendment . This Supplement may be amended by the Trust from time to time by the following procedure. The Trust will mail a copy of the amendment to the Company's address, as shown in the Agreement. If the Company does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Company's objection must be in writing and be received by the Trust within such thirty days.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their duly authorized officers as of the date first listed above.

                                                  PRUCO LIFE INSURANCE COMPANY

                                                  By:     /s/ Nils Gyllenhammer
                                                          ----------------------
                                                  Name:   Nils Gyllenhammer
                                                          ----------------------
                                                  Title:  VP Product Strategy
                                                          ----------------------
                                                  Date:   3/27/14
                                                          ----------------------

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
                                                JPMORGAN INSURANCE TRUST

                                                By:         /s/ Julie A. Roach
                                                            ---------------------------
                                                Name:       Julie A. Roach
                                                            ---------------------------
                                                Title:      Assistant Treasurer
                                                            ---------------------------
                                                Date:       4/1/14
                                                            ---------------------------

                                                J.P. MORGAN INVESTMENT MANAGEMENT INC.

                                                By:         /s/ Robert L. Young
                                                            ---------------------------
                                                Name:       Robert L. Young
                                                            ---------------------------
                                                Title:      Managing Director
                                                            ---------------------------
                                                Date:       4/4/14
                                                            ---------------------------

                                                JPMORGAN FUNDS MANAGEMENT, INC.

                                                By:         /s/ Susan S. Montgomery
                                                            ---------------------------
                                                Name:       Susan S. Montgomery
                                                            ---------------------------
                                                Title:      Executive Director
                                                            ---------------------------
                                                Date:       4/3/14
                                                            ---------------------------